Employment Contract Exhibit 10.6

dated	September 12, 2014

between	EH Europe GmbH
Löwenstrasse 32
CH-8001 Zürich
Switzerland
hereinafter: "Employer"

and	Todd Sechrist
<Address>
<City, State Zip Code>
hereinafter: "Executive"

* * * * *
Recitals
Executive has been working for EnerSys as President -Americas since 2012. Executive will now take on the position of President EnerSys EMEA. In this function, Executive will be formally employed by Employer, and the purpose of this employment contract is to formalize the terms and conditions of such employment relationship.

1	Function, Scope of Employment and Duties
Executive is employed for the position and function of the Managing Director (Vorsitzender der Geschäftsführung) of Employer. In this position, Executive will also assume responsibility for EnerSys' operations in Europe, the Middle East and Africa (EnerSys EMEA). Executive's functional title shall be "President EnerSys EMEA".
Executive shall take on all the duties and obligations that are commensurate with the position of President EnerSys EMEA and shall directly report to the President and Chief Operating Officer of EnerSys. He shall carefully perform the work within his responsibility and devote all of his efforts and time to work for Employer. He shall spend the time which is required for the careful performance of his duties and obligations without being restricted by regular business working hours.

2	Start of Work, Employment Term
The employment relationship under this employment contract shall start on 1 November 2014. The statutory notice periods apply. There is no probation period.

3	Remuneration
3.1    Base Salary
Executive shall be entitled to a fixed gross salary of USD 400,000 (in words: US Dollars four hundred thousand) per year (the "Base Salary"), from which shall be deducted Executive's contributions to the social insurances and pension plans under applicable Swiss laws and regulations and the relevant pension plans. The Base Salary will be paid to Executive in twelve identical installments at the end of each calendar month.
The Base Salary includes the full remuneration for any extra hours necessary for the carrying out of the duties and obligations of Executive's position and function as defined in Section 1.
3.2    Other Payments and Benefits
Any additional payments and benefits to which Executive may be entitled as President EnerSys EMEA are defined in, and governed by, the Letter Agreement between Executive and EnerSys.
4    Vacation
Executive shall be entitled to 20 (in words: twenty) working days as paid vacation per calendar year, to be taken at times to be determined in agreement with Employer.
5    Social Security, Pension and Insurance
Employer will insure Executive with Swiss social security and insurance (occupational and non-occupational accident) institutions and pension funds, if and to the extent as mandatorily required by Swiss law and applicable treaties.
6    Intellectual Property Rights
All computer-programs, inventions, designs, creations, data, findings, works, methods, documents and the like which Executive solely or jointly with others, makes, conceives or contributes to during his activities under his employment contract (collectively the "Work Results") belong exclusively to Employer, regardless of whether or not they are protected under applicable laws and regulations. To the extent the rights in any Work Results do not already vest in Employer by virtue of Art. 332 para. 1 of the Swiss Code of Obligations ("CO") or Art. 17 of the Swiss Copyright Act, Executive hereby assigns and transfers any and all rights to and in connection with the Work Results to Employer. Employer is free to exploit, change, modify and use the Work Results at its own discretion without referring to Executive as the creator or author of the Work Results. Subject only to Art. 332 para. 4 CO, Executive is not entitled to any additional remuneration for the Work Results and the assignment of his rights therein.
7    Prohibition to Compete and to Solicit
Due to the fact that in his function Executive has access to the clientele and to the manufacturing and business secrets of Employer and EnerSys, Executive undertakes, during his employment relationship with Employer and for a period of 1 (one) year after its termination (regardless of whether such termination occurs during or after the Term), not to directly or indirectly, and whether as principal or investor or as employee, officer, director, manager, partner, consultant, agent, or otherwise, alone or in association with any other person, firm, corporation, or other business organization, become involved in a Competing Business (as defined below) in the Americas, Europe or Asia, or in any geographic area in which Employer or EnerSys or any of their affiliated companies has engaged during the 12 (twelve) months immediately preceding the date of termination of this employment contract in any of the activities that comprise a Competing Business, or in which Executive has knowledge of Employer’s or the EnerSys' plans to engage in any of the activities that comprise a Competing Business (including, without limitation, any area in which any customer of Employer or EnerSys or any of their affiliated companies may be located). This Section 7 para. 1 will not be violated, however, by your investment of up to USD 100,000 in the aggregate in one or several publicly-traded companies that engage in a Competing Business.
Executive further undertakes, for a period of one year after the termination of his employment with Employer (regardless of whether such termination occurs during or after the Term), that he will not, for the purpose of conducting or engaging in a Competing Business, (i) call upon, solicit, advise, or otherwise do or attempt to do, business with any person or company who is, or was, during the most recent 12‑month period, a customer of Employer or EnerSys or any of their affiliated companies, (ii) take away or interfere or attempt to take away or interfere with any custom, trade, business, patronage, or affairs of Employer or EnerSys or any of their affiliated companies, (iii) hire or attempt to hire any person who is, or was during the most recent 12‑month period an employee, officer, representative or agent of Employer or EnerSys or any of their affiliated companies, or (iv) solicit, induce, or attempt to solicit or induce any person who is an employee, officer, representative or agent of Employer or EnerSys or any of their affiliated companies to leave the employ of Employer or EnerSys or any of their affiliated companies, or violate the terms of their contract, or any other employment agreement, with it.
For the purposes of this Section 7, "Competing Business"  means a business or enterprise (other than EnerSys and its direct or indirect subsidiaries and other affiliates) that is engaged in any or all of the following activities:  the design, development, manufacture, importing, distribution, marketing or sale of (a) motive power batteries and chargers (including, without limitation, batteries and chargers for industrial forklift trucks and other materials handling equipment). (b) stationary batteries and chargers (including, without limitation, standby batteries and power supply equipment for wireless and wireline telecommunications applications, such as central telephone exchanges, microwave relay stations, and switchgear and other instrumentation control systems); and/or (c) any other product of any kind or type which EnerSys or any of its affiliates (i) now makes or (ii) hereafter makes or researches or develops at any time during the Executive's employment hereunder or with EnerSys, such as, for example, lithium‑ion, nickel‑zinc cells or batteries, enclosures or lithium products such as those used in space or medical applications.  "Competing Business" also includes the design, engineering, installation or service of stationary and DC power systems, and any consulting and/or turnkey services relating thereto.
If Executive breaches his obligations in this Section 7, Employer has the right to ask for an injunction restraining Executive to start or continue activities which are contrary to his non-competition and non-solicitation obligations and, in particular, to force Executive to abandon the new occupation in accordance with the principles set out in Art. 340b para. 3 CO.
8    Data Protection
Executive acknowledges that Employer holds personal information about him, including details of his name, address, salary and other benefits, work records and next of kin information for administrative purposes in connection with his employment. Executive understands that this information may be made available to other companies within the EnerSys' group of companies. By signing this employment contract, Executive expressly consents to the collection and use of such information in accordance with this Section.

9    Applicable Law, Jurisdiction
This Agreement shall be governed by Swiss Law.
Any disputes arising out of this Agreement shall be submitted to the courts at the domicile or seat of the defendant or at the place where Executive usually carries out his work.
Signatures

Reading, PA, USA this 12th day of September 2014

EH Europe GmbH

/s/ Richard W. Zuidema
Name: Richard W. Zuidema Title: Director

Reading, PA, USA, this 12th day of September 2014

/s/ Todd M. Sechrist
Todd Sechrist